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                                                                     EXHIBIT 4.3


                                SECOND AMENDMENT
                                       TO
                              AMENDED AND RESTATED
                                CREDIT AGREEMENT


         THIS SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this "Amendment") is entered into as of January 31, 1996 among LINDBERG CORPORATION, a Delaware corporation (the "Company"), various financial institutions (collectively, the "Banks"), and BANK OF AMERICA ILLINOIS (formerly Continental Bank N.A.), as agent for the Banks (in such capacity, the "Agent").


                              W I T N E S S E T H:

         WHEREAS, the Company, the Agent and the Banks are parties to an Amended and Restated Credit Agreement dated as of April 28, 1994 (as previously amended, the "Credit Agreement"); and

         WHEREAS, the Company has requested that the Credit Agreement be amended in certain respects.

         NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

         SECTION 1. DEFINED TERMS.

         Terms defined in the Credit Amendment and not otherwise defined herein are used herein as therein defined.

         SECTION 2. AMENDMENTS TO CREDIT AGREEMENT. On the Effective Date (defined below):

         2.1 Section 1.1 of the Credit Agreement shall be amended by adding the following definitions thereto in appropriate alphabetical sequence:

                 "EBITDA means, for any period, the sum of

                 (a) Consolidated Net Income for such period excluding, to the extent reflected in determining Consolidated Net Income, extraordinary gains and losses for such period and other non-cash or non-recurring charges, plus

                 (b)      to the extent deducted in determining Consolidated
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                          Net Income, Interest Expense, income tax expense,
                          depreciation, depletion and amortization for such period."

                 "Funded Debt to Cash Flow Ratio means the ratio of Funded Debt to EBITDA for the most recently ended Computation Period."

         2.2 The definition of Margin set forth in the Credit Agreement shall be amended by (i) replacing the table with the following:

                 Funded Debt to Cash     Margin for Floating Rate     Margin for Eurodollar
 Tier                Flow  Ratio            Revolving Loans              Revolving Loans
 ----            -------------------     ------------------------     ---------------------
  I              Less than 1.25 to 1.0              0.0%                      0.375%

  II             Equal to or greater than           0.0%                      0.625%
                 1.25 to 1.0 but less than
                 1.75 to 1.0

  III            Equal to or greater than           0.0%                      0.875%
                 1.75 to 1.0 but less than
                 2.0 to 1.0


  IV             Equal to or greater than           0.25%                     1.25%,
                 2.0 to 1.0

(ii) replacing the words "Total Liabilities Ratio and Interest Coverage Ratio" the first two times they appear therein with "Funded Debt to Cash Flow Ratio" and (iii) deleting the phrase "(i) if the Company's Interest Coverage Ratio and Funded Debt Ratio are in different tiers, the applicable Margin shall be the highest of the Margins applicable to such tiers and (ii)" in the "it being understood" clause thereof.

         2.3 The definition of Computation Period set forth in the Credit Agreement shall be amended by (i) replacing the words "Interest Coverage Ratio and Funded Debt Ratio" with "Interest Coverage Ratio, Funded Debt Ratio and Funded Debt to Cash Flow Ratio" and (ii) replacing the words "lowest Funded Debt Ratio" with "lowest Funded Debt Ratio and Funded Debt to Cash Flow Ratio".





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         2.4     Section 2.1 of the Credit Agreement shall be amended by
replacing the amount "$20,000,000", where it appears at the end of sections (a) and (c)(y), with "$25,000,000". The Revolving Loan Percentage for each Bank shall not change.

         2.5 Section 5.2(a)(1) of the Credit Agreement shall be amended by replacing the phrase "an Interest Coverage Ratio or a Funded Debt Ratio" with "a Funded Debt to Cash Flow Ratio".

         2.6 Section 10.6 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

                 10.6 Minimum Consolidated Net Worth. Not permit Consolidated Net Worth at any time to be less than $20,000,000 plus 40% of Consolidated Net Income for each Fiscal Year ending after December 31, 1994 (including the portion of the then-current Fiscal Year for which financial statements have been delivered pursuant to Section 10.1.2, but excluding any Fiscal Year (and, if applicable, the relevant portion of the current Fiscal Year) if Consolidated Net Income for such Fiscal Year (or such portion thereof) was not positive) plus 100% of any equity proceeds received by the Company or any Subsidiary (other than, in the case of any Subsidiary, from the Company or another Subsidiary).

         2.7 Section 10.7(e) of the Credit Agreement shall be amended by replacing the words "Merger and Sale of Assets" at the beginning of section (e) with "Mergers, Acquisitions and Sales of Assets" and inserting the following sentence immediately prior to the last sentence (beginning "The term `Substantial Part' shall mean") thereof:

         "Notwithstanding the foregoing, neither the Company nor any Subsidiary will purchase all or substantially all of the stock of any Person, or acquire any Person by merger or otherwise, if (i) such Person (or its board of directors) has announced that it will oppose such purchase or other acquisition, (ii) such Person has commenced any litigation which alleges that such purchase or other acquisition violates, or will violate, applicable law or (iii) an Event of Default or Unmatured Event of Default shall have then occurred and be continuing or will result therefrom."


         2.8 Section 10.11 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

                 10.11 Funded Debt to Cash Flow Ratio. Not permit the Funded Debt to Cash Flow Ratio for any Computation Period to exceed 2.25:1 as of the last day of any Fiscal Quarter.





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         2.9 Section 10.17 of the Credit Agreement shall be amended by replacing the phrase "If the Funded Debt Ratio at the end of any Computation Period is greater than 2.75:1" with the phrase "If any Event of Default or Unmatured Event of Default exists or would result therefrom".

         2.10 Schedule I of the Credit Agreement shall be amended by replacing "$12,000,000" and "$8,000,000", as listed under "Amount of Revolving Commitment", to "$15,000,000" and "$10,000,000", respectively.

         2.11    Exhibit F is amended in its entirety to be in the form of
Exhibit 1 as attached hereto.


         SECTION 3. CONDITIONS PRECEDENT.

         The amendments to the Credit Agreement set forth in Section 2 of this Amendment shall become effective on such date (the "Effective Date") when the following conditions precedent have been satisfied:

         3.1 Receipt of Documents. The Agent shall have received all of the following, each duly executed and dated the date hereof, and each in a sufficient number of signed counterparts to provide one to each Bank:

                          (a) Amendment. An original of this Amendment duly executed by the Company and each Bank and an original of the consent attached hereto executed by Impact.

                          (b) Certificate. A certificate, dated the Effective Date and signed by a duly authorized representative of the Company, as to the matters set forth in Section 3.2, in form and substance satisfactory to the Agent.

                          (c) Resolutions. A copy, certified by the secretary or an assistant secretary of the Company, of resolutions of the Board of Directors of the Company authorizing or ratifying
                 (i) the execution and delivery of this Amendment and new Revolving Notes evidencing the increased amount of the respective Revolving Commitments (collectively the "New Notes") and (ii) the borrowings under the Credit Agreement, as amended hereby.

                          (d) Other. Such other documents as the Agent or any Bank may reasonably request.





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         3.2  Warranties True and Absence of Defaults.  (i) No Event of Default
or Unmatured Event of Default shall have occurred and shall be continuing as of the Effective Date (after giving effect to this Amendment) and (ii) the warranties set forth in the Credit Agreement and each other Loan Document shall be true and correct in all material respects with the same effect as if made on the Effective Date.

         3.3 Amendment Fee. The Agent shall have received for the account to the Banks (pro rata according to each Bank's Total Percentage) an amendment fee of $10,000.


         SECTION 4. MISCELLANEOUS.


         4.1 Governing Law. This Amendment shall be a contract made under and governed by the internal laws of the State of Illinois.

         4.2 Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

         4.3 References to Credit Agreement. Except as amended hereby, the Credit Agreement shall remain in full force and effect and is hereby ratified
and confirmed in all respects.   On and after the effectiveness hereof, each
reference in the Credit Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import, and each reference to the Credit Agreement in any Note or other Loan Document, shall be deemed a reference to the Credit Agreement, as amended hereby.





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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date and year first above written.


                                         LINDBERG CORPORATION


                                         By: /s/ Stephen S. Penley
                                            --------------------------------
                                             Title: Senior Vice President

                                         BANK OF AMERICA ILLINOIS, as Agent

                                         By: /s/ David A. Johanson
                                            --------------------------------
                                             Title: Agency Management Services
                                                    Senior Agency Officer

                                         BANK OF AMERICA ILLINOIS, as a Bank


                                         By: /s/ Tom Denison
                                            --------------------------------
                                             Title: Senior Vice President


                                         HARRIS TRUST AND SAVINGS BANK


                                         By: /s/ Frank Paguro
                                            --------------------------------
                                             Title: Vice President













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The undersigned, Impact Industries, Inc., hereby acknowledges, consents and agrees to the foregoing Amendment, and reaffirms that its obligations under the Guaranty dated as of April 29, 1994 executed in favor of the Agent and the Banks continue in full force and effect with respect to the Credit Agreement, as amended by the foregoing Amendment.


                                           IMPACT INDUSTRIES, INC.


                                           By: /s/ Stephen S. Penley
                                               --------------------------
                                               Title: Vice President













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